EXHIBIT 99.1

PixarBio Corporation Responds to InVivo Therapeutics False Patent and Intellectual Property Claims

Posted on January 4, 2017

Cambridge, Massachusetts (January 4, 2017): PixarBio Corporation, (OTCQX: PXRB) developers of NeuroReleaseTM, a morphine replacement, non-opiate/opioid, non-addictive pain treatment with FDA approval expected in early 2019, announced a response to InVivo Therapeutics press release dated January 3, 2017. The press release claims that, “InVivo has an exclusive license in the field of spinal cord injury to all patents and patent applications in prosecution covering the Neuro-Spinal Scaffold™. Frank Reynolds is not an inventor on any of these patents or patent applications, so no assignment is required and none was requested.”

The InVivo response is a Legal Play on Trademarks; Real Life Has Witnesses

Did InVivo Lose Records?

Frank Reynolds filed over 40 patents applications at InVivo Therapeutics, capturing the Neuroscaffold in legal documents.

As the Founder of InVivo Therapeutics and the only employee of InVivo Therapeutics 2005-2008 he personally selected, hired, contracted, and paid with his own personal check to a few different patent law firms that filed his Neuroscaffold patents 2005-2008; and from Nov 2005 – August 2013 he was the ONLY scientist to attend every patent lawyer meeting for the InVivo NeuroScaffold.  He was the only scientist in more than 80% of NeuroScaffold patents meetings from 2005-2013 totaling more than 200 NeuroScaffold patent meetings.

Frank Reynolds stated, “Today I had over 20 former staff jump to my defense and I know I can find 100+ lawyers, employees, consultants, advisors, that all lived through my Neuroscaffold invention with me, as I hired them all along the way. InVivo must have lost years of records.”

“Legal Play on words” or “Play on Trademarks” in the InVivo response

Reynolds stated. “I own the trademark for Neuroscaffold, and when NVIV learned of the USPTO ruling, they realized I would not sign over the trademarks so InVivo created a new trademark “Neuro-Spinal Scaffold” and that trademark was indeed created after I left InVivo so I didn’t invent anything under that  moniker or the trademark “Neuro-Spinal Scaffold” but I certainly invented the NeuroScaffold for spinal cord injury at InVivo Therapeutics 2005-20013 about a decade before InVivo even thought up the moniker or trademark “Neuro-Spinal Scaffold”.  The new mgmt. team should have conducted an exit interview with me in 2013”.

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If InVivo doesn’t have any record of my inventorship 2005-2013, they are worse off than anyone can imagine, because we had less than 8 employees until 2010 so who can they claim invented it?  I spent 110 hours per week from 2005-2013 inventing the NeuroScaffold.

What else did InVivo Management lose?  Data from my historically significant primate studies for spinal cord injury?  In 2017, InVivo still cannot locate the original primate study data processed 2008-2012.

NVIV should not mislead investors based on mincing trademarked words.

There are over 100 real people that know Frank Reynolds led the invention of the NeuroScaffold for Spinal cord injury so stop misleading with investors.

We will increase our offer for InVivo Therapeutics to $100,000,000, but Richard Roberts and Ken DiPietro must resign from the Board of Directors and Mark Perin of course must resign.

The real question is if they claim I’m not on patents:  Are they so bad they couldn’t lock up their founder and inventor, they should be replaced just for letting NVIV get this bad.  Why didn’t they get the founder on the invention documents?  Why put out a statement that says the founder’s not on patents, he’s not signed over anything??…NOT BRIGHT, we all know to sign and lock up our stars.

The failure to conduct an exit interview resulted in lost IP to InVivo Therapeutics but that doesn’t change the facts of reality that’s recorded in 8 years of calendars, meetings minutes, and even an iPaq.

WE ALL KNOW, and Frank Reynolds knows who was the inventor on every NeuroScaffold patent call, and it was Frank Reynolds

We look forward to the Board of InVivo Therapeutics taking a look around at this week’s emergency meetings and asking who and what are they fighting for, is it really for shareholders?

We do not expect any major personnel changes after the acquisition except at the CEO and Board level.

We encourage the Board of Directors of InVivo Therapeutics to vote to be acquired by PixarBio, and they should do it as soon as possible

About PixarBio Corporation

PixarBio is a public company traded on the OTC markets under the stock symbol PXRB. PixarBio is a specialty pharmaceutical/biotechnology company focused on pre-clinical and clinical commercial development of novel neurological drug delivery systems for post-operative pain. PixarBio researches and develops targeted delivery systems for drugs, devices, or biologics to treat pain, epilepsy, Parkinson’s disease, and spinal cord injury. Our lead product platform, NeuroRelease™, has achieved sustained therapeutic release of non-opiate drugs for post-operative, acute and chronic pain in pre-clinical models. For more information, visit www.pixarbio.com.

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Safe Harbor Statement

This announcement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of PixarBio’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of Biotech and medical device industry regulation and health care legislation in the United States and internationally; global trends on cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; PixarBio’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of PixarBio’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

PixarBio Corp undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be obtained through PixarBio’s corporate headquarters at 200 Boston Ave, Suite 1875 in Medford, MA 02155.

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